As filed with the Securities and Exchange Commission on October 13, 2009

Registration No. 333-[	]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RAPTOR PHARMACEUTICAL CORP.

(Exact name of Registrant as specified in its charter)

Delaware	2834	86-0883978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Commercial Blvd., Suite 200

Novato, CA 94949

(415) 382-8111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christopher M. Starr, Ph.D.

Chief Executive Officer

Raptor Pharmaceutical Corp.

9 Commercial Blvd., Suite 200

Novato, CA 94949

(415) 382-8111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Siobhan McBreen Burke, Esq. Kevin M. O’Sullivan, Esq. Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street, 25th Floor Los Angeles, CA 90071 Tel: (213) 683-6000 Fax: (213) 627-0705

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share	3,793,639 Shares	$3.36	$12,746,627	$711
Shares of Common Stock, par value $0.001 per share, underlying the Warrants included as part of the Units	1,168,677 Shares	$3.36	$3,926,755	$219
Shares of Common Stock, par value $0.001 per share, underlying the Warrants issued to placement agents	595,549 Shares	$3.36	$2,001,045	$112
Total	5,557,865 Shares		$18,674,427	$1,042

(1)                 This registration statement covers the following shares of our common stock and shares of our common stock underlying securities issued by us: (i) 3,793,639 shares of our common stock and 1,168,677 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock, such securities issued together as units, each such unit consisting of one share of common stock and one warrant to purchase ½ share of our common stock, in connection with our common stock financings which closed in August 2009 and May and June 2008, respectively; and (ii) 595,549 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock issued to placement agents in connection with selling efforts in our common stock financings described in clause (i).  Pursuant to and in accordance with Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar capital adjustments and transactions.

(2)                 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $3.43, and low, or $3.30, sales prices of our common stock on October 8, 2009, as quoted on the NASDAQ Capital Market. It is not known how many shares of Common Stock will be sold under this registration statement or at what price or prices such shares will be sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

The information in this prospectus is not complete and may be changed. Raptor Pharmaceutical Corp. may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 13, 2009

PROSPECTUS

5,557,865 Shares of Common Stock

This prospectus is registering an aggregate of 5,557,865 shares of common stock, par value $0.001, of Raptor Pharmaceutical Corp., a Delaware corporation, including shares issuable upon the exercise of warrants to purchase our common stock, and relates to the resale of such shares by the selling stockholders identified in this prospectus.

The selling stockholders or their permitted transferees or other successors in interest may, but are not required to, sell their holdings of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for the shares or in negotiated transactions. See “Plan of Distribution” on page 9 for a description of how the selling stockholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We will not receive any of the proceeds from sales of common stock made by the selling stockholders pursuant to this prospectus. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is traded on the NASDAQ Capital Market under the symbol “RPTPD”. On October 12, 2009, the last reported sale price for our common stock on the NASDAQ Capital Market was $4.30 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS “ BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, on October 13, 2009. This prospectus relates to 5,557,865 shares of our common stock, including 1,764,226 shares of our common stock issuable upon the exercise of warrants, which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales, except that upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. You should assume that the information in this prospectus, any applicable prospectus supplement, or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We urge you to carefully read this prospectus, any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information.”

RAPTOR PHARMACEUTICAL CORP.

Raptor Pharmaceutical Corp., or Raptor, was initially incorporated in Nevada on July 29, 1997 as Axonyx Inc. In October 2006, Axonyx Inc. and its then wholly-owned subsidiary completed a reverse merger, business combination with TorreyPines Therapeutics, Inc., reincorporated in Delaware and changed its name to TorreyPines Therapeutics, Inc. In September 2009, we and our wholly-owned subsidiary completed a reverse merger, business combination with Raptor Pharmaceuticals Corp., pursuant to which Raptor Pharmaceuticals Corp. became our wholly-owned subsidiary. Immediately prior to the merger, we changed our corporate name from TorreyPines Therapeutics, Inc. to Raptor Pharmaceutical Corp. Raptor’s principal executive offices are located at 9 Commercial Blvd., Suite 200, Novato, CA 94949, and Raptor’s telephone number is (415) 382-8111. Raptor is a NASDAQ-listed development-stage biotechnology company dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it believes that it can have the greatest potential impact. Raptor is developing drug therapies for the potential treatment of: genetic diseases including nephropathic cystinosis, or cystinosis, and Huntington’s Disease, or HD; metabolic diseases including non-alcoholic steatohepatitis, or NASH, and aldehyde dehydrogenase, or ALDH2, deficiency, or Ethanol Intolerance; and liver diseases including primary liver cancer or hepatocellular carcinoma, or HCC, and hepatitis. Raptor is also researching a non-opioid solution designed to treat chronic pain and potentially thrombotic disorder.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

As described elsewhere in this prospectus under the heading “Where You Can Find More Information,” this prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Raptor” and similar references refer to Raptor Pharmaceutical Corp., a Delaware corporation, and its wholly-owned subsidiaries; except that in the description of our securities, these terms refer solely to Raptor Pharmaceutical Corp. and not to any of our subsidiaries.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q or current report on Form 8-K we file after the date of this prospectus, that are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act of 1934, as amended (the “Exchange Act”). The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” of Raptor within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include statements relating to:

•	projections of our results of operations and financial condition and businesses;

•	anticipated development, regulatory submissions, regulatory approval and commercialization of our drug candidates;

•	the efficacy, safety and intended utilization of our drug candidates;

•	competition and consolidation in the markets in which we compete;

•	existing and future collaborations and partnerships;

•	our ability to comply with government regulations;

•	our ability to expand and protect our intellectual property portfolio;

•	anticipated future losses;

•	the conduct and results of our research, discovery and preclinical efforts and clinical trials; and

•	our plans regarding future research, discovery and preclinical efforts and clinical activities and collaborative, intellectual property and regulatory activities.

 Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements. In evaluating an investment in our securities, you should carefully consider the discussion of risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

RESALE OFFERING

Issuer:	Raptor Pharmaceutical Corp.

Selling Stockholders:

Selling stockholders of the Company named in this prospectus who purchased shares of common stock and warrants to purchase shares of common stock of Raptor Pharmaceuticals Corp., a Delaware corporation and our wholly-owned subsidiary, in private placements in August 2009 and May and June 2008, which such shares of common stock and warrants were subsequently exchanged for shares of our common stock and warrants to purchase shares of our common stock pursuant to the merger described under the heading “Raptor Pharmaceutical Corp.”

Securities offered by Selling Stockholders:

5,557,865 shares of our common stock, which includes 1,764,226 issuable to the selling stockholders named in this prospectus upon the exercise of warrants sold in the private placements described above.

Use of Proceeds:

The selling stockholders will receive all net proceeds from any resale of our common stock covered by this prospectus. We will not receive any proceeds from any such resale. Any proceeds we receive from the exercise of warrants to purchase the shares included in the shares that are being offered by the selling stockholders hereunder will be used to continue the development of our product candidates and to expand the development of our drug pipeline and for general working capital. See “Use of Proceeds” on page 5.

Trading of Warrants:

The common stock underlying the warrants sold in the private placements described above is being registered for resale hereunder. The warrants themselves have not been, are not hereby being, and are not expected to be registered under, the Securities Act. Currently, there is no public market for the warrants, and we do not expect that any such market will develop. The warrants will not be listed on any securities exchange or included in any automated quotation system.

Risk Factors:	See “Risk Factors” beginning on page 2 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Ticker:	RPTPD

USE OF PROCEEDS

All of our common stock covered by this prospectus is being sold by or for the account of the selling stockholders. We will receive no proceeds from the sale from time to time of our common stock by the selling stockholders. However, this prospectus covers the offer of shares of common stock issuable in the future upon the exercise of warrants to purchase up to an aggregate of 1,764,226 shares of our common stock, as described below under the heading “Selling Stockholders” in this prospectus, at the following exercise prices: two-year warrants to purchase up to 299,563 shares of our common stock are exercisable at $3.86 per share; two-year warrants to purchase up to 869,114 shares of our common stock are exercisable at $2.57 per share during the first year of issuance and $3.21 per share during the second year of issuance; five-year warrants to purchase up to 465,816 and 129,733 shares of our common stock are exercisable at $2.36 and $1.50 per share, respectively, but contain a cashless (net exercise) feature that allows the holders, under certain circumstances, to exercise such warrants without making any cash payment to us. If all of these warrants are exercised in full for cash during the second year of the warrant term, we would receive aggregate gross proceeds of approximately $5.2 million or $3.9 million excluding the warrants with the cashless (net exercise) feature. There can be no assurance any of these warrants will be exercised by the selling stockholders at all or that those warrants containing a cashless (net exercise) feature will be exercised for cash rather than pursuant to the cashless (net exercise) feature. We expect to use proceeds, if any, from exercise of these warrants for general corporate purposes, including, without limitation, development of our product candidates and expansion of our drug pipeline, capital expenditures, possible acquisitions, investments, and for any other corporate purposes that we may specify in any prospectus supplement. We cannot assure that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part. The selling security holders will pay any brokerage commissions or similar charges incurred for the sale of such shares of our common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell our common stock covered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding or is issuable on exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing stockholders from the sale of any of the shares registered by this prospectus.

SELLING STOCKHOLDERS

On September 29, 2009, we completed our business combination with Raptor Pharmaceuticals Corp. in accordance with the terms of that certain Agreement and Plan of Merger and Reorganization, dated July 27, 2009, by and among us, ECP Acquisition, Inc. (“ECP”), our then-wholly-owned subsidiary, and Raptor Pharmaceuticals Corp., pursuant to which ECP merged with and into Raptor Pharmaceuticals Corp., with Raptor Pharmaceuticals Corp. continuing as the surviving corporation and a wholly-owned subsidiary of us. Immediately prior to the effective time of such merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock and changed our corporate name to “Raptor Pharmaceutical Corp.”

During May and June 2008, prior to the merger described above, Raptor Pharmaceuticals Corp., issued an aggregate of 20,000,000 units of its securities, each unit comprised of one share of its common stock and one warrant to purchase one half of one share of its common stock, at a unit purchase price of $0.50 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 10,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.75 per share during the first year and $0.90 per share during the second year. In connection with this private placement, Raptor Pharmaceuticals Corp. issued placement agents warrants to purchase in the aggregate 2,100,000 shares of its common stock at an exercise price of $0.55 per share for a five year term and it paid to such placement agents cash fees totaling $700,000. Such placement agent warrants contain a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 1,882,650 shares of Raptor Pharmaceuticals Corp.’s common stock and was paid cash commissions of $627,550. Erich Sager, one of our board members, serves on the board of directors of Limetree Capital and is a founding partner thereof. In connection with this private placement, Raptor Pharmaceuticals Corp. granted registration rights to the investors in the financing, pursuant to which it agreed to file a registration statement with the SEC covering the resale of the common stock and all shares of common stock issuable upon the exercise of the warrants no later than 60 days following the initial closing of such financing and agreed to use its commercially reasonable efforts to keep such registration continuously effective, with certain exceptions, with respect to a given investor until the earlier of the following: (i) the second anniversary of the closing date of such financing, (ii) the date all the purchased securities held by such investor in such financing may be sold under Rule 144 during any 90-day period and (iii) such time as all of the purchased securities held by such investor have been publicly sold. Pursuant to the terms of the purchase agreement governing such private placement, Raptor Pharmaceuticals Corp. may require an investor party thereto to suspend the sales of the securities held by the investor pursuant to such purchase agreement and covered by a given prospectus upon the occurrence of any event that makes any statement in such prospectus or the related registration statement of which it forms a part untrue in any material respect or that requires the changing of statements in such documents in order to make statements in such documents not misleading.

In July 2009, prior to the merger described above, Raptor Pharmaceuticals Corp. closed a warrant exchange offer with those investor-warrant holders who were holders of the warrants to purchase its common stock issued in connection with its May and June 2008 private placement, as described above, of the right to exchange such warrants and subscribe for new warrants to purchase shares of the Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.30 per share (to the extent such new warrants were exercised (in whole or in part) on or before July 17, 2009). Pursuant to such warrant exchange, new warrants were exercised for an aggregate amount of 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock which resulted in aggregate proceeds to Raptor Pharmaceuticals Corp. of $2,614,500.

In August 2009, prior to the merger described above, Raptor Pharmaceuticals Corp., issued an aggregate of 7,456,250 units of its securities, each unit comprised of one share of its common stock and one warrant to purchase one half of one share of its common stock, at a unit purchase price of $0.32 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 3,728,125 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.60 per share during the first year and $0.75 per share during the second year. In connection with this private placement, Raptor Pharmaceuticals Corp. issued Limetree Capital, the placement agent in such private placement, warrants to purchase in the aggregate 556,500 shares of its common stock at an exercise price of $0.35 per share for a five year term and it paid to such placement agent cash fees totaling $59,360. Such placement agent warrants contain a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment. In connection with this private placement, Raptor Pharmaceuticals Corp. granted registration rights to the investors in the financing, pursuant to which it agreed to file a registration statement with the SEC covering the resale of the common stock and all shares of common stock issuable upon the exercise of the warrants no later than 75 days following the initial closing of such financing. Pursuant to the terms of the purchase agreement governing such private placement, Raptor Pharmaceuticals Corp. may require an investor party thereto to suspend the sales of the securities held by the investor pursuant to such purchase agreement and covered by a given prospectus upon the occurrence of any event that makes any statement in such prospectus or the related registration statement of which it forms a part untrue in any material respect or that requires the changing of statements in such documents in order to make statements in such documents not misleading.

As a result of the merger and in accordance with the Agreement and Plan of Merger and Reorganization, (i) the 20,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock issued in the 2008 private placement, the 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock issued as a result of the warrant exchange, and the 7,456,250 shares of Raptor Pharmaceuticals Corp.’s common stock issued in the 2009 private placement, were converted into the right to receive an aggregate of 8,432,364 shares of our common stock, (ii) the warrants issued in the 2008 private placement to investors to purchase 10,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock at exercise prices of $0.75 and $0.90 per share, depending on when exercised, which, after the warrant exchange, were reduced to warrants to purchase 1,285,000 shares of Raptor Pharmaceuticals Corp.’s common stock, and the warrants issued in the 2009 private placement to investors to purchase 3,728,125 shares of Raptor Pharmaceuticals Corp.’s common stock at exercise prices of $0.60 and $0.75 per share, depending on when exercised, were converted into the right to receive warrants to purchase 299,563 shares of our common stock at exercise prices of $3.21 and $3.86 per share, depending on when exercised, and warrants to purchase 869,114 shares of our common stock at exercise prices of $2.57 and $3.21 per share, depending on when exercised, respectively, and (iii) the warrants issued in the 2008 private placement to such placement agents to purchase 2,100,000 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.55 per share (after the exercise by a certain placement agent of a warrant to purchase 101,850 shares of Raptor Pharmaceuticals Corp.’s common stock but prior to the effective time of the merger), and the warrants issued in the 2009 private placement to such placement agent to purchase 556,500 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.35 per share, were converted into the right to receive warrants to purchase 465,816 shares of our common stock at an exercise price of $2.36, 23,744 shares of our common stock, and warrants to purchase 129,733 shares of our common stock at an exercise price of $1.50, respectively. Other than as described herein, none of the other provisions of such warrants were changed, including, with respect to the placement agent warrants, the cashless (net exercise) feature.

We have included in this prospectus and related registration statement certain of the common stock (including common stock issuable upon exercise of warrants) issued in the private placements described above to the selling stockholders. The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The following table sets forth to our knowledge as of October 6, 2009:

•	the name of each of the selling stockholders;

•	the number of shares of our common stock beneficially owned (as determined in accordance with the rules of the SEC) by each selling stockholder prior to this offering;

•	the percentage (if one percent or more) of our common stock owned by each such selling stockholder prior to this offering;

•	the number of outstanding shares of our common stock being offered by each such selling stockholder pursuant to this prospectus;

•	the number of shares of our common stock issuable upon exercise by each such selling stockholder of the warrants being offered pursuant to this prospectus;

•	the number of shares of our common stock beneficially owned (as determined in accordance with the rules of the SEC) by each such selling stockholder upon completion of this offering; and

•	the percentage (if one percent or more) of common stock owned by each such selling stockholder upon completion of this offering.

The information in the table below was prepared based solely on information supplied to us by or on behalf of the selling stockholders, and we have not independently verified such information. The aggregate number of shares of common stock in the columns “Number of Outstanding Shares Being Offered” and “Shares Issuable Upon Exercise of Warrants Being Offered” represents the total shares of common stock that a selling stockholder may offer under this prospectus. Each selling stockholder may offer and sell, from time to time, some, all or none of its shares included in this prospectus. The number of shares in the column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholder sells all of the shares covered by this prospectus as we have assumed for purposes of such table that none of the shares covered by this prospectus will be held by the selling stockholders after the completion of their resales.

We do not know how long the selling stockholder will hold such shares before selling them, and we currently have no agreements, arrangements or understandings with the selling security holders regarding the sale of any of the shares. Because the selling stockholders may offer all or only some portion of the 5,557,865 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of their resales. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the

Securities Act, some or all of such shares since the date on which the information in the table is presented. Information about the selling security holders may change over time.

Except as noted in the footnotes to the table below, to our knowledge, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Name of Selling Stockholder and Position, Office or Material Relationship with Raptor Pharmaceutical Corp.	Shares of Common Stock Beneficially Owned Prior to the Offering (2)			Number of Outstanding Shares Being Offered	Shares Issuable Upon Exercise of Warrants Being Offered	Shares of Common Stock Beneficially Owned After Offering (1)
	# of Shares	% of Class		# of Shares	# of Shares	# of Shares	% of Class
Aran Asset Management SA (3)	5,333,474	27.3	┼	3,024,776	734,339	1,574,359	8.4
VP Bank Switzerland	349,685	1.8		233,124	116,561	--	*
Charles B. Scoville, Jr. Trust	349,685	1.8		233,124	116,561	--	*
Rune Kjeken	54,639	*		36,427	18,212	--	*
Limetree Capital (4)	568,623	2.9		--	568,623	--	*
Josan Consultants Pty Ltd (5)	88,586	*		--	13,987	74,599	*
Errol Bome	52,452	*		--	17,484	34,968	*
Nitro-gen Pty Ltd (6)	69,937	*		--	23,312	46,625	*
Skye Asset Management SA	552,502	2.9		172,511	11,656	368,335	2.0
Winton Capital Holdings, Ltd. (7)	174,842	*		--	58,281	116,561	*
CAT Brokerage AG (8)	82,024	*		82,024	--	--	*
Canaccord Capital ITF Dexamenos Developpement	11,656	*		11,656	--	--	*
Brahma Finance (BVI) Limited (9)	58,281	*		--	58,281	--	*
Gibralt Capital	12,239	*		--	12,239	--	*
Nick Barham	12,239	*		--	12,239	--	*
Canaccord	2,448	*		--	2,448	--	*
Total selling stockholders	7,773,312			3,793,642	1,764,223	2,215,447

(1)	Assumes all of the shares of common stock offered are sold. Based on 18,822,421 shares of common stock issued and outstanding on October 6, 2009.
(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)

┼ Represents 4,599,135 shares of common stock held by Aran Asset Management SA and warrants to purchase up to 734,339 shares of common stock exercisable within 60 days of October 6, 2009. Aran Asset Management SA disclaims beneficial ownership of the shares registered in its name on behalf of its clients. The Chairman and CEO of Aran Asset Management SA is Michael C. Thalmann who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)

In August 2009, prior to our merger with Raptor Pharmaceuticals Corp., Limetree Capital was issued warrants by Raptor Pharmaceuticals Corp. exercisable for 7% of Raptor Pharmaceuticals Corp.’s common stock issued and issuable under the warrants issued to investors placed by it as part of Raptor Pharmaceuticals Corp.’s private placement of its units (comprised of common stock and warrants exercisable for common stock), and a 3.5% cash fee based upon the proceeds of the sale of such units in such private placement as placed by them. The cash fees paid to Limetree totaled $59,360. Pursuant to our merger with Raptor Pharmaceuticals Corp., the warrants issued to Limetree Capital were converted into the right to receive warrants to purchase 129,733 shares of our common stock at an exercise price of $1.50 per share for a five year term from the date of the original warrants (post-merger shares and exercise price). Erich Sager, one of our board members, serves on the board of directors of Limetree Capital and is a founding partner thereof. Our securities owned by Limetree Capital include warrants to purchase up to 438,890 shares of our common stock exercisable with sixty (60) days. These warrants were originally issued by Raptor Pharmaceuticals Corp., our wholly-owned subsidiary, prior to our merger with it, as part of placement agent fees paid to Limetree Capital by Raptor Pharmaceuticals Corp. pursuant to Raptor Pharmaceuticals Corp.’s May / June 2008 private placement. Please refer to the discussion under the heading “Selling Stockholders” which describes these transactions in more detail. Erich Sager disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	The Director and Public Officer of Josan Consultants Pty Ltd. is Mark Davis who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(6)	The authorized officer of Nitro-gen Pty Ltd. is Gregory Carson who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(7)	The Director of Winton Capital Holdings, Ltd. is Andrew Meade who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(8)	The Managing Directors of CAT Brokerage AG are M. Buergi and Marcel Berchtold who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(9)	The authorized officer of Brahma Finance (BVI) Limited is Nicholas Barham who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
*	Represents less than 1%.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their transferees, pledgees, donees or other successors in interest may, from time to time, sell any or all of their shares of common stock on NASDAQ or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM–2440. In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Pursuant to the terms of the purchase agreement governing the private placements described under the heading “Selling Stockholders” in this prospectus, Raptor Pharmaceuticals Corp. agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and agreed to keep a prospectus effective with respect to the common stock issued or issuable pursuant to the 2008 private placement until the earlier of the following: (i) the second anniversary of the closing date of such financing, (ii) the date all the purchased securities held by such investor in such financing may be sold under Rule 144 during any 90-day period and (iii) such time as all of the purchased securities held by such investor have been publicly sold. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Under our certificate of incorporation, as amended, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share and 15,000,000 shares of preferred stock, par value $0.001 per share. As of October 6, 2009, there were 18,822,421 shares of common stock outstanding, 3,321,916 shares of common stock reserved for issuance upon exercise of outstanding stock options and warrants to purchase common stock, and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law, or DGCL, and on the provisions of our certificate of incorporation, as amended, and our bylaws, as amended. This information is qualified entirely by reference to the applicable provisions of the Delaware General Corporation Law and our certificate of incorporation, as amended, and our bylaws, as amended. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

Common Stock

Dividend Rights

Dividends from our capital stock, subject to the provisions of our certificate of incorporation, as amended, and applicable law, if any, may be declared by our board of directors pursuant to law at any regular or annual meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation, as amended, and applicable law.

Voting Rights

For the purpose of determining those stockholders entitled to vote at any meeting of our stockholders, except as otherwise provided by law, only persons in whose names stand on the stock records of the corporation on the record date, as provided in Section 12 of our bylaws, as amended, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. Each share of our common stock has identical rights and privileges in every respect.

Our bylaws, as amended, provide that holders of shares of our common stock have the power to adopt, amend or repeal the bylaws of the corporation; provided, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by our certificate of incorporation, as amended, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation, as amended, and bylaws, as amended, provide that a director may be removed at any time without cause by the affirmative vote of the holders of 66-2/3% of all of our then-outstanding shares of voting stock entitled to vote at an election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of our common stock held by them. Holders of our common stock have no preferences or any preemptive conversion or exchange rights. Our outstanding common stock is fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, which our board of directors may designate and issue in the future.

Anti-Takeover Provisions

Under the provisions of the DGCL, our certificate of incorporation, as amended, and bylaws, as amended, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. Such provisions could limit the price that some investors might be willing to pay in the future for our common stock. These provisions of the DGCL and our certificate of incorporation, as amended, and bylaws, as amended, may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors or officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that its board will have one class of directors serving concurrent, one-year terms. Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation, as amended, authorizes only our board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees. Our certificate of incorporation, as amended, also provides that directors may be removed by stockholders for cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock or without cause by the affirmative vote of the holders of 66-2/3% of the outstanding shares of voting stock.

Our certificate of incorporation, as amended, also provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. Our certificate of incorporation, as amended, further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by our board of directors with respect to unsolicited takeover bids. In addition, the limited ability of our stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our bylaws, as amended, provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. Our bylaws, as amended, also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. This could result in our management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RPTPD.”

Preferred Stock

Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board of directors. Our board of directors has authorized the issuance of Series A participating preferred stock which includes terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests. In addition, our board of directors may authorize the issuance of preferred stock in which holders of preferred stock might receive a premium for their shares over the then market price. We have no present plans to issue any shares of preferred stock.

Series A Participating Preferred Stock

Each outstanding share of our common stock has attached to it one preferred share purchase right that entitles the registered holder to purchase from us a unit of one one-thousandth of a share of its Series A participating preferred stock, which is referred to herein as the Junior Preferred Stock, at a price of $15.00 per unit. The description and terms of the rights are set forth in a rights agreement dated as of May 13, 2005, as amended, by and between American Stock Transfer & Trust Company, as rights agent, and us, which is referred to herein as the Raptor Rights Agreement.

Subject to certain exceptions, until the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock, subject to certain exceptions, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates is the distribution date), the rights will be evidenced by our common stock certificates.

The Raptor Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with our common stock. Until the distribution date (or earlier redemption or expiration of the rights), our common stock certificates, upon transfer or new issuance of common stock will contain a notation incorporating the Raptor Rights Agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, if any, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 15, 2015 unless that final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of units of Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (b) upon the grant to holders of the units of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase units of Junior Preferred Stock at a price, or securities convertible into units of Junior Preferred Stock with a conversion price, less than the then current market price of the units of Junior Preferred Stock, or (c) upon the distribution to holders of the units of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Junior Preferred Stock) or of subscription rights or warrants other than those referred to above.

The number of outstanding rights and the number of units of Junior Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

The Junior Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Junior Preferred Stock will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Junior Preferred Stock will be exchanged or changed in an amount per share equal to 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If, after the rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of its affiliates, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be unexercisable), will have the right to receive upon exercise that number of shares of our common stock or units of Junior Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio per unit of Junior Preferred Stock equal to the purchase price divided by the then current market price per unit of Junior Preferred Stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated would result in the offerer being the beneficial owner of 15% or more of the shares of our common stock then outstanding.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Junior Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the units of Junior Preferred Stock on the last trading day prior to the date of exercise.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding our common stock (unless the board of directors extends the ten day period) or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder’s beneficial ownership of 15% or more of the shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will receive the redemption price. The rights are also redeemable under other circumstances as specified in the Raptor Rights Agreement.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights by virtue of ownership as our stockholder, other than those accruing as a result of the holder’s ownership in our common stock, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at the redemption price prior to the occurrence of a distribution date. The foregoing description of the rights is qualified in its entirety by reference to the Raptor Rights Agreement.

LEGAL MATTERS

Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

Burr, Pilger & Mayer, LLP, independent registered public accounting firm, has audited the consolidated financial statements of Raptor Pharmaceuticals Corp. included in Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K, for the year ended August 31, 2008 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Raptor Pharmaceuticals Corp.’s ability to continue as a going concern as described in Note 1 to such consolidated financial statements) which is incorporated by reference in this prospectus and elsewhere in the registration statement of Raptor Pharmaceutical Corp. Such consolidated financial statements of Raptor Pharmaceuticals Corp. are incorporated by reference in reliance on Burr, Pilger & Mayer, LLP’s reports, given on the authority of such firm as experts in accounting and auditing. Burr, Pilger & Mayer, LLP are the auditors for our fiscal year ended August 31, 2009.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of TorreyPines Therapeutics, Inc. included in TorreyPines Therapeutics, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2008 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about TorreyPines Therapeutics, Inc.’s ability to continue as a going concern as described in Note 1 to such consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement of Raptor Pharmaceutical Corp. Such consolidated financial statements of TorreyPines Therapeutics, Inc. are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10AM to 3PM. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us also may be inspected at the offices of the Financial Industry Regulatory Authority, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. You may also obtain free copies of the documents that we file with the SEC by going to the Investors and Media section of our website, www.raptorpharma.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated by reference.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. We incorporate by reference the following information or documents that we and our wholly-owned subsidiary, Raptor Pharmaceuticals Corp., have filed with the SEC (Commission File Nos. 000-25571 and 000-50720, respectively) which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

•      Raptor Pharmaceuticals Corp.’s Annual Report of Form 10-K for the fiscal year ended August 31, 2008 and two Forms 10-K/A filed with the SEC on October 30, 2008, December 23, 2008 and April 20, 2009, respectively;

•      Raptor Pharmaceuticals Corp.’s Quarterly Report of Form 10-Q for the fiscal quarter ended November 30, 2008 and Form 10-Q/A filed with the SEC on January 13, 2009 and April 20, 2009, respectively;

•      Raptor Pharmaceuticals Corp.’s Quarterly Report of Form 10-Q for the fiscal quarter ended February 28, 2009 filed with the SEC on April 13, 2009;

•      Raptor Pharmaceuticals Corp.’s Quarterly Report of Form 10-Q for the fiscal quarter ended May 31, 2009 filed with the SEC on July 15, 2009;

•      Raptor Pharmaceuticals Corp.’s Current Reports on Form 8-K filed with the SEC on October 6, 2009, August 31, 2009, August 25, 2009, July 31, 2009, July 28, 2009, July 24, 2009, June 23, 2009, June 9, 2009, May 1, 2009, April 14, 2009, January 5, 2009, December 9, 2008, December 1, 2008, November 12, 2008, November 10, 2008, November 6, 2008 and October 21, 2008;

•      Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 27, 2009, as filed by TorreyPines Therapeutics, Inc.;

•      Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 1, 2009, as filed by TorreyPines Therapeutics, Inc.;

•      Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 11, 2009, as filed by TorreyPines Therapeutics, Inc.;

•	Raptor Pharmaceuticals Corp.’s Joint Proxy Statement on Schedule 14A filed with the SEC on June 19, 2009;

•      Our Current Reports on Form 8-K/A filed with the SEC on October 9, 2009 and October 7, 2009, our Current Reports on Form 8-K filed with the SEC on October 5, 2009, and our Current Reports on Form 8-K filed with the SEC, as filed by TorreyPines Therapeutics, Inc., on July 31, 2009, July 28, 2009, July 22, 2009, June 17, 2009, May 29, 2009, May 1, 2009, April 24, 2009, April 2, 2009, March 31, 2009, March 27, 2009 and February 9, 2009;

•      the description of our common stock, which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form 10-SB filed with the SEC on March 17, 1999, as amended by that registration statement on Form 10-SB/A filed with the SEC on August 19, 1999, each as filed by TorreyPines Therapeutics, Inc., which description has been updated by Raptor Pharmaceuticals Corp.’s Joint Proxy Statement on Schedule 14A filed with the SEC on June 19, 2009 (See section titled, “Description of TorreyPines’ Capital Stock”); and

•      the description of our preferred share purchase rights, which are registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on May 16, 2005, as filed by TorreyPines Therapeutics, Inc., which description has been updated by Raptor Pharmaceuticals Corp.’s Joint Proxy Statement on Schedule 14A filed with the SEC on June 19, 2009 (See section titled, “Description of TorreyPines’ Capital Stock”).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document or other report that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed and except as described above, Current Reports on Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

Raptor Pharmaceutical Corp. 9 Commercial Blvd., Suite 200 Novato, CA 94949 (415) 382-1390 Attn: Secretary

Information on Our Website

Information on any Raptor website, any subsection, page, or other subdivision of any Raptor website, or any website linked to by content on any Raptor website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Trademark Notice

Raptor, our logos and all of our product candidates and trade names are our registered trademarks or our trademarks in the United States and in other select countries. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

Raptor Pharmaceutical Corp.

PROSPECTUS

5,557,865 Shares of

Common Stock

, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee:

SEC Registration Fee	$1,042
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	20,000
Miscellaneous	2,000
Total	$73,042

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that we shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify our directors and executive officers; provided; however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by us, in our sole discretion, pursuant to our powers under the Delaware General Corporation Law.

Pursuant to the terms of the merger agreement between us and our wholly-owned subsidiary, Raptor Pharmaceuticals Corp., for six years from the closing of the merger, we must advance expenses to and indemnify each of our former directors and officers against costs and damages incurred as a result of such person serving in such capacity to the fullest extent permitted under the Delaware General Corporation Law. Pursuant to the terms of such merger agreement, Raptor Pharmaceuticals Corp. was required to purchase an insurance policy with an effective date as of the closing of such merger agreement, which maintains in effect for six years from such closing, the directors’ and officers’ liability insurance policies maintained by us immediately prior to the merger with respect to matters occurring prior to such closing in an amount not to exceed $65,000. We must maintain such directors’ and officers’ liability insurance policies for six years following the closing of the merger which occurred on September 29, 2009. Moreover, pursuant to the terms of such merger agreement, we may not modify or repeal for a period of six years time from September 29, 2009, provisions in our certificate of incorporation, as amended, or bylaws, as amended, with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Raptor in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Raptor. Finally, pursuant to the terms of such merger agreement, in the event Raptor or Raptor Pharmaceuticals Corp. or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any entity or person, then, and in each such case, proper provision must be made so that the successors and assigns of Raptor or Raptor Pharmaceuticals Corp., as the case may be, shall succeed to the obligations set forth in the merger agreement with respect to the indemnification of officers and directors as described herein.

We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other entity to which the person provides services at our request.

Our bylaws, as amended, also permit us to maintain insurance to protect us and any director, officer, employee or agent against any liability with respect to which we would have the power to indemnify such persons under the Delaware General Corporation Law. We maintain an insurance policy insuring our directors and officers against certain liabilities.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibit Index -

		Filed
Exhibit		Here	Incorporated by Reference
No.	Exhibit Description	with	Form	File No.	Exhibit	Filing Date	Filed By
3.1	Certificate of Incorporation of Raptor		8-K	000-25571	3.1	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.2	Certificate of Amendment to Certificate of Incorporation of Raptor		8-K	000-25571	3.3	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.3	Articles of Conversion of Raptor		8-K	000-25571	3.4	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.4	Certificate of Conversion of Raptor		8-K	000-25571	3.5	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.5	Certificate of Amendment to Certificate of Incorporation of Raptor		8-K	000-25571	3.1	10/5/09	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.6	Bylaws of Raptor		8-K	000-25571	3.2	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.7	Amendment to Bylaws of Raptor		10-K	000-25571	3.6	3/29/07	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.1	Specimen Common Stock Certificate of Raptor		8-K/A	000-25571	4.1	10/7/09	Raptor
4.2	Rights Agreement, between Raptor and American Stock Transfer and Trust Company (replacing Nevada Agency and Trust Company) and Raptor, dated May 13, 2005		8-K	000-25571	99.2	5/16/05	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.3	Form of Rights Certificate of Raptor (included in Exhibit 4.2)
4.4	Amendment to Rights Agreement of Raptor, dated June 7, 2006		8-K	000-25571	4.1	6/12/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.5	Amendment to Rights Agreement of Raptor, dated October 3, 2006		8-K	000-25571	4.19	3/29/07	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.6	Amendment to Rights Agreement of Raptor, dated July 27, 2009		8-K	000-25571	2.3	7/28/09	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.7	Form of Indemnity Agreement of Raptor		8-K	000-25571	10.13	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.8	Securities Purchase Agreement, dated May 21, 2008		10-QSB	000-50720	10.1	7/9/08	Raptor Pharmaceuticals Corp.
4.9	Amendment to Securities Purchase Agreement, dated May 21, 2008		10-QSB	000-50720	10.2	7/9/08	Raptor Pharmaceuticals Corp.
4.10	Form of 2008 Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K	000-50720	4.1	5/22/08	Raptor Pharmaceuticals Corp.
4.11	Form of 2008 Placement Agent Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K/A	000-50720	4.2	5/28/08	Raptor Pharmaceuticals Corp.
4.11	Form of Warrant Exchange Agreement, dated July 17, 2009		8-K	000-50720		7/23/08	Raptor Pharmaceuticals Corp.
4.12	Securities Purchase Agreement, dated August 21, 2009		8-K	000-50720		8/25/09	Raptor Pharmaceuticals Corp.
4.13	Form of 2009 Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K	000-50720	4.1	8/25/09	Raptor Pharmaceuticals Corp.

4.14	Form of 2009 Placement Agent Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K	000-50720	4.2	8/25/09	Raptor Pharmaceuticals Corp.
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP	X
23.1	Consent of Burr, Pilger & Mayer, LLP Independent Registered Public Accounting Firm to Raptor Pharmaceutical Corp. and Raptor Pharmaceuticals Corp.	X
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to TorreyPines Therapeutics, Inc.	X
23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

*

These warrants became warrants to purchase shares of our common stock with identical terms other than the number of shares of common stock for which they are exercisable and their respective exercise prices, each as in accordance with the merger and merger agreement described under the heading, “Selling Stockholders” in this prospectus

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(7) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Novato, State of California, on October 12, 2009.

RAP
RAPTOR PHARMACEUTICAL CORP.

By:	/s/ CHRISTOPHER M. STARR
Christopher M. Starr, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Starr, Ph.D., and Kim R. Tsuchimoto, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER M. STARR Christopher M. Starr, Ph.D.	Chief Executive Officer, (Principal Executive Officer), Director	October 12, 2009

/s/ KIM R. TSUCHIMOTO Kim R. Tsuchimoto	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 12, 2009

/s/ RAYMOND W. ANDERSON Raymond W. Anderson	Director	October 12, 2009

/s/ RICHARD L. FRANKLIN Richard L. Franklin, M.D., Ph.D.	Director	October 12, 2009

/s/ ERICH SAGER Erich Sager	Director	October 12, 2009

/s/ LLEW KELTNER Llew Keltner, M.D., Ph.D.	Director	October 12, 2009

Exhibit Index

		Filed
Exhibit		Here	Incorporated by Reference
No.	Exhibit Description	with	Form	File No.	Exhibit	Filing Date	Filed By
3.1	Certificate of Incorporation of Raptor		8-K	000-25571	3.1	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.2	Certificate of Amendment to Certificate of Incorporation of Raptor		8-K	000-25571	3.3	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.3	Articles of Conversion of Raptor		8-K	000-25571	3.4	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.4	Certificate of Conversion of Raptor		8-K	000-25571	3.5	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.5	Certificate of Amendment to Certificate of Incorporation of Raptor		8-K	000-25571	3.1	10/5/09	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.6	Bylaws of Raptor		8-K	000-25571	3.2	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
3.7	Amendment to Bylaws of Raptor		10-K	000-25571	3.6	3/29/07	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.1	Specimen Common Stock Certificate of Raptor		8-K/A	000-25571	4.1	10/7/09	Raptor
4.2	Rights Agreement, between Raptor and American Stock Transfer and Trust Company (replacing Nevada Agency and Trust Company) and Raptor, dated May 13, 2005		8-K	000-25571	99.2	5/16/05	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.3	Form of Rights Certificate of Raptor (included in Exhibit 4.2)
4.4	Amendment to Rights Agreement of Raptor, dated June 7, 2006		8-K	000-25571	4.1	6/12/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.5	Amendment to Rights Agreement of Raptor, dated October 3, 2006		8-K	000-25571	4.19	3/29/07	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.6	Amendment to Rights Agreement of Raptor, dated July 27, 2009		8-K	000-25571	2.3	7/28/09	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.7	Form of Indemnity Agreement of Raptor		8-K	000-25571	10.13	10/10/06	Raptor (as filed by TorreyPines Therapeutics, Inc.)
4.8	Securities Purchase Agreement, dated May 21, 2008		10-QSB	000-50720	10.1	7/9/08	Raptor Pharmaceuticals Corp.
4.9	Amendment to Securities Purchase Agreement, dated May 21, 2008		10-QSB	000-50720	10.2	7/9/08	Raptor Pharmaceuticals Corp.
4.10	Form of 2008 Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K	000-50720	4.1	5/22/08	Raptor Pharmaceuticals Corp.
4.11	Form of 2008 Placement Agent Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K/A	000-50720	4.2	5/28/08	Raptor Pharmaceuticals Corp.
4.11	Form of Warrant Exchange Agreement, dated July 17, 2009		8-K	000-50720		7/23/08	Raptor Pharmaceuticals Corp.
4.12	Securities Purchase Agreement, dated August 21, 2009		8-K	000-50720		8/25/09	Raptor Pharmaceuticals Corp.
4.13	Form of 2009 Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K	000-50720	4.1	8/25/09	Raptor Pharmaceuticals Corp.
4.14	Form of 2009 Placement Agent Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.*		8-K	000-50720	4.2	8/25/09	Raptor Pharmaceuticals Corp.

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP	X
23.1	Consent of Burr, Pilger & Mayer, LLP Independent Registered Public Accounting Firm to Raptor Pharmaceutical Corp. and Raptor Pharmaceuticals Corp.	X
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to TorreyPines Therapeutics, Inc.	X
23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

*

These warrants became warrants to purchase shares of our common stock with identical terms other than the number of shares of common stock for which they are exercisable and their respective exercise prices, each as in accordance with the merger and merger agreement described under the heading, “Selling Stockholders” in this prospectus